Exhibit 99
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For Immediate Release

Contacts:
Leonard Bell, M.D.             Noonan/Russo Communications, Inc.   Thomson Financial
President and CEO              Prateek Patnaik (Media)             Rhonda Chiger
Alexion Pharmaceuticals, Inc.  (212) 696-4455 Ext. 273             (Investor)
(203) 776-1790 Ext. 103        email: p.patnaik@noonanrusso.com   (212) 510-9280
email: BellL@ALXN.com
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 Alexion Announces Intention to Offer Approximately $120 Million Convertible
                                 Notes due 2007

NEW HAVEN, Conn., February 25, 2000 -- Alexion Pharmaceuticals, Inc. (Nasdaq:
ALXN) today announced that it intends to offer, subject to market and other conditions, approximately $120 million of Convertible Subordinated Notes due 2007 ($150 million if an option for an additional $30 million is exercised in full) through an initial purchaser to qualified institutional buyers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the
"Securities Act"). The notes would be convertible into Alexion's common stock at the option of the holder, at a price to be determined. The offering is expected to close in March 2000.

The net proceeds of the proposed offering would be used to fund research and clinical development activities, manufacturing development, manufacturing and commercialization of the Company's product candidates; drug discovery; as well as for working capital and general corporate purposes. In addition, Alexion may use a portion of the net proceeds for potential acquisitions of additional technologies and compounds.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Alexion is engaged in the discovery and development of products for the treatment of cardiovascular, autoimmune and neurologic diseases caused by undesired effects of the human immune system. Alexion's two lead product candidates are currently in seven clinical development programs. 5G1.1-SC, in collaboration with Procter & Gamble, is in a Phase IIb cardiopulmonary bypass efficacy trial and in two Phase II myocardial infarction efficacy trials. 5G1.1 is in a Phase II efficacy trial for the chronic treatment of rheumatoid arthritis, a Phase II efficacy trial for the chronic treatment of membranous nephritis and it is commencing a Phase Ib pilot study for treatment of psoriasis and a Phase Ib pilot study for treatment of dermatomyositis. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.AlexionPharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion`s plans to differ or results to vary from those expected including unexpected pre-clinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays and adverse changes in development of commercial relationships and a variety of risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form lO-K for the year ended July 31, 1999. Alexion undertakes no obligation to publicly release results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.